COMPANY CONTACT:       Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer          Linda Latman (212) 836-9609
(405) 235-4546          Lena Cati (212) 836-9611
          The Equity Group Inc.

LSB INDUSTRIES, INC. ANNOUNCES CONVERSION OF
FINAL $1 MILLION OF ITS 7% CONVERTIBLE DEBENTURES

Oklahoma City, Oklahoma . . . April 27, 2007 . . . LSB Industries, Inc. (“the Company”), whose common stock is traded on the American Stock Exchange under the symbol LXU (AMEX: LXU), today announced that Jayhawk Institutional Partners, L.P. (“Jayhawk”), the owner of the last remaining $1.0 million outstanding of the Company’s 7% Convertible Senior Subordinated Debentures due 2011 (the “Debentures”), exercised their right to convert such $1 million principal amount of the Debentures into 141,040 shares of the Company’s common stock. In connection with the conversion, the Company agreed to pay to Jayhawk $35,000, representing interest that would be due in September 2007, on the $1 million of Debentures. This conversion decreases the Company’s debt by $1 million and correspondingly increases stockholders’ equity by approximately the same amount. Pursuant to the terms of the Indenture dated March 3, 2006, governing the Debentures, the conversion rate was 141.04 shares of common stock for each $1,000 principal amount of converted Debentures. As a result of this conversion, all $18 million of the Company’s Debentures have been converted.

LSB is a manufacturing, marketing, and engineering company with activities on a world wide basis. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the provision of specialized engineering services, and other activities.

# # #